SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒ PreliminaryProxy Statement	☐ Confidential,For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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D.R. HORTON, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY PROXY MATERIALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
Thursday, January 30, 2003

Fellow Stockholders of D.R. Horton, Inc.:

You are invited to attend the 2003 Annual Meeting of Stockholders of D.R. Horton, Inc. The Annual Meeting will be held at our corporate offices at 1901 Ascension Blvd., Suite 100, Arlington, Texas, on Thursday, January 30, 2003, at 9:30 a.m., central time, for the following purposes:

•	Elect eleven directors.

•	Vote on an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200 million to 400 million.

•	Conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Thursday, December 5, 2002, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. A form of proxy on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares in person.

If you desire any additional information concerning the Annual Meeting or the matters to be acted upon at the meeting, we would be glad to hear from you.

Very truly yours,
Donald R. Horton
Chairman of the Board

Arlington, Texas
December [13,] 2002

Preliminary Proxy Statement

D.R. Horton, Inc.
1901 Ascension Blvd.
Suite 100
Arlington, Texas 76006

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 30, 2003

GENERAL

Time, Place and Purposes of Meeting

The 2003 Annual Meeting of Stockholders of D.R. Horton, Inc. will be held on Thursday, January 30, 2003, at 9:30 a.m., central time, at our corporate offices, at 1901 Ascension Blvd., Suite 100, Arlington, Texas. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be mailed to each stockholder of record on or about December 13, 2002. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations by telephone, telegraph, e-mail or personal interview, and may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Revocation and Voting of Proxies

A proxy for use at the Annual Meeting is enclosed. Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it or by duly executing a proxy bearing a later date. Proxies also may be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted for the nominees for election of directors set forth elsewhere herein (see “PROPOSAL ONE—ELECTION OF DIRECTORS”), for the proposal to amend the D.R. Horton, Inc. Amended and Restated Certificate of Incorporation (see “PROPOSAL TWO—INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK”) and, at the discretion of the proxy holders, on all other matters properly brought before the Annual Meeting or any adjournment thereof.

Outstanding Shares And Voting Rights

December 5, 2002 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Annual Meeting. There were [146,494,189] shares of D.R. Horton’s Common Stock,

$.01 par value, issued and outstanding on that date. On any matter submitted to a stockholder vote, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the Annual Meeting.

Quorum Requirement

The D.R. Horton Bylaws provide that if the holders of a majority of the issued and outstanding shares of Common Stock are present in person or represented by proxy and entitled to vote, there will be a quorum. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists.

Vote Required

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker how to vote your shares. If you do not give your broker instructions or discretionary authority to vote your shares on one or more of the proposals and your broker returns the proxy card indicating such lack of authority, your shares will be “broker non-votes” with respect to the proposals for which the broker does not have authority to vote. Broker non-votes will be counted as present for purposes of determining a quorum, but will not be counted as shares entitled to vote. If you abstain from voting on a proposal, your shares will be counted as present at the meeting, for purposes of determining a quorum, and entitled to vote. As a result, abstentions will have no effect on the election of directors but will have the same effect as a vote against the proposal to increase the number of authorized shares of Common Stock. The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

PROPOSAL	VOTE REQUIRED	EFFECT OF BROKER NON-VOTES AND ABSTENTIONS
Election of directors	The eleven nominees who receive the most votes will be elected	No effect

Increase in the number of authorized shares of Common Stock	Majority of the shares issued and outstanding as of the record date	Same as a vote against the proposal

If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law the number of votes required to approve a proposal is a majority of the shares of Common Stock represented at the meeting. The enclosed proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the meeting.

Stockholders Sharing the Same Address

In some cases, only one copy of this Proxy Statement and our Annual Report is being delivered to multiple stockholders sharing an address,unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver a separate copy of this Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify the Company that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Attention: Investor Relations, 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, telephone number: (817) 856-8200, or email: mslapper@drhorton.com.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors of D.R. Horton has fixed the number of directors at eleven and nominated the persons set forth below for election as directors of the Company at the Annual Meeting. All of the nominees are currently serving as directors of the Company.

Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be voted for each of the persons named below as nominees for election as directors. The nominees receiving a plurality of the votes cast will be elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified. If any nominee is unable to serve, the proxies will be voted by the proxy holders in their discretion for another person. The Board of Directors has no reason to believe that any nominee named will not be able to serve as a director for his or her prescribed term.

According to the D.R. Horton Bylaws, any stockholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received at, the principal executive office of D.R. Horton not less than thirty calendar days prior to the date of the originally scheduled meeting. However, if less than forty calendar days’ notice or prior public disclosure of the date of the meeting is given by D.R. Horton, notice of such nomination must be so received not later than the close of business on the tenth calendar day following the earlier of the day on which notice of the meeting was mailed or the day on which such public disclosure was made. If nominations are not so made, only the nominations of the Board of Directors may be voted upon at the Annual Meeting.

Nominees for Director

The following is a summary of certain information regarding the nominees for election as directors.

Name	Age	Director Since	Principal Occupation and Business Experience
Donald R. Horton	52	1991
Mr. Horton has been Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was its President from July 1991 until November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the sole or principal shareholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990. Donald R. Horton is the brother of Terrill J. Horton and the nephew of Richard L. Horton.

Bradley S. Anderson	42	1998
Mr. Anderson is a Senior Vice President of CB Richard Ellis, Inc., an international real estate brokerage company, and he has had various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged into D.R. Horton, and he became a director of D.R. Horton.

Richard Beckwitt	43	1993
Mr. Beckwitt is the owner and a principal of EVP Capital, L.P., which was formerly a general partner of Encore Venture Partners II (Texas), L.P., a venture capital affiliate through which D.R. Horton, in the past, invested in technology start-up and emerging growth companies. Mr. Beckwitt also assisted D.R. Horton in its homebuilder acquisitions. Mr. Beckwitt was an Executive Vice President of D.R. Horton from March 1993 until November 1998. From July 1996 until November 1998, Mr. Beckwitt also was President of D.R. Horton’s Investments Division. From November 1998 to March 2000, he was President of D.R. Horton. From 1986 to 1993, Mr. Beckwitt worked in the Mergers and Acquisitions and Corporate Finance Departments at Lehman Brothers Inc., specializing in the homebuilding and building products industries.

Name	Age	Director Since	Principal Occupation and Business Experience
Samuel R. Fuller	59	2000
Mr. Fuller is Executive Vice President, Treasurer and Chief Financial Officer of D.R. Horton. He has been an employee of D.R. Horton since 1992. He was promoted to Controller in 1995, and from Controller to Executive Vice President, Treasurer and Chief Financial Officer in 2000. Prior to 1992 Mr. Fuller served for twelve years as Senior Vice President and General Auditor of Texas American Bancshares, Inc., a Fort Worth, Texas based commercial bank holding company.

Richard I. Galland	86	1992
Mr. Galland is an attorney. He was formerly the Chief Executive Officer and Chairman of the Board of Fina, Inc., a large petroleum company, a director of First RepublicBank Corporation and Of Counsel to the law firm of Jones, Day, Reavis & Pogue.

Richard L. Horton	59	1992
From May 1985 until September 1997, Mr. Horton was Vice President in charge of D.R. Horton’s Dallas-Fort Worth East Division. Since September 1997, he has been retired. Richard L. Horton is the uncle of Donald R. Horton and Terrill J. Horton.

Terrill J. Horton	54	1992
From September 1981 until September 1997, Mr. Horton was Vice President in charge of one of the two former homebuilding divisions that now form D.R. Horton’s Dallas-Fort Worth West Division. Since September 1997, he has been retired. Terrill J. Horton is the brother of Donald R. Horton and the nephew of Richard L. Horton.

Francine I. Neff	77	1992
Since 1979, Ms. Neff has been Vice President of NETS, Inc., a privately-owned investment company, and a partner in EVEN Resources, a privately-owned consulting service and investment company. Ms. Neff was formerly Treasurer of the United States and National Director of the U.S. Savings Bonds division of the U.S. Department of Treasury.

James K. Schuler	64	2002
Since the merger of Schuler Homes, Inc. and D.R. Horton in February 2002, Mr. Schuler has served as a Senior Vice President of D.R. Horton and President of D.R. Horton’s Schuler Homes region and, later, its West Region. From June 2001 to February 2002, Mr. Schuler was the Co-Chairman of the Board of Directors of Schuler Homes, Inc. as well as its President and Chief Executive Officer. Mr. Schuler founded Schuler Residential, Inc., then known as Schuler Homes, Inc., and was its Chairman of the Board, President and Chief Executive Officer from its incorporation in January 1992 until Schuler Residential merged into Schuler Homes in June 2001. From 1988 to January 1992, Mr. Schuler served as Chairman of the Board, President and Chief Executive Officer of JPS Hawaii, Inc., the predecessor of Schuler Homes.

Scott J. Stone	51	1992
Since July 2001, Mr. Stone has served as a Vice President of D.R. Horton and President of its Atlanta division. He was a Vice President in charge of various divisions of D.R. Horton from 1988 to 1994, and was Vice President—Eastern Region of D.R. Horton from August 1994 to September 1996. From October 1996 to July 2001, Mr. Stone was active in personal investments, acted as a consultant to D.R. Horton and served as an interim Division Manager for various divisions from time to time.

Name	Age	Director Since	Principal Occupation and Business Experience

Donald J. Tomnitz	54	1995
Mr. Tomnitz is Vice Chairman, President and Chief Executive Officer of D.R. Horton. He was a Vice President in charge of various divisions of D.R. Horton from 1983 until he was elected Vice President—West Region of

D.R. Horton in August 1994. From July 1996 until November 1998, Mr. Tomnitz was President of D.R. Horton’s Homebuilding Division; in January 1998 he was elected an Executive Vice President of D.R. Horton; in November 1998 he was elected Vice Chairman and Chief Executive Officer of D.R. Horton; and in March 2000, he became President as well. Mr. Tomnitz previously was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A., and a Vice President of Crow Development Company, a real estate affiliated company of Trammell Crow Company.

Other Executive Officers

Stacey H. Dwyer, age 36, is an Executive Vice President of D.R. Horton and is in charge of investor relations for D.R. Horton. She has been an employee of D.R. Horton since 1991. She was promoted from Assistant Secretary to Assistant Vice President in 1998, and from Assistant Vice President to Executive Vice President in 2000. Prior to 1991, Ms. Dwyer was an auditor with Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO
INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Amended and Restated Certificate of Incorporation, as amended, of D.R. Horton (the “Certificate”) presently authorizes the issuance of 200 million shares of Common Stock, par value $0.01 per share, and 30 million shares of Preferred Stock, par value $.10 per share. At November 30, 2002, [146,494,189] shares of Common Stock, par value $0.01, were issued and outstanding and no shares of Preferred Stock were issued and outstanding. On that date, approximately [            ] shares of Common Stock were reserved for issuance pursuant to the D.R. Horton, Inc. 1991 Stock Incentive Plan, the D.R. Horton, Inc. Stock Tenure Plan, the Continental Homes Holding Corp. 1986 and 1988 Stock Incentive Plans and the D.R. Horton, Inc. Employee Stock Purchase Plan (collectively, the “Stock Plans”). In addition, 15 million shares of Common Stock were reserved for issuance from time to time in acquisitions pursuant to an effective SEC registration statement and 10 million shares of Common Stock were reserved for issuance upon conversion of the D.R. Horton zero coupon convertible senior notes. Accordingly, out of the 200 million shares of Common Stock currently authorized, D.R. Horton has a total of approximately [            ] shares of Common Stock issued and outstanding or reserved for issuance pursuant to the Stock Plans and acquisition registration statement. Further, up to [$785 million] of D.R. Horton debt securities, Preferred Stock or Common Stock may also be offered from time to time pursuant to an effective SEC registration statement. The proposed amendment to the Certificate would increase the number of authorized shares of Common Stock from 200 million to 400 million. If additional shares of Common Stock are issued, it may have a dilutive effect on earnings per share. In addition, the issuance of additional shares may have a dilutive effect on the voting power of the current stockholders because such stockholders do not have preemptive rights with respect to the issuance of additional shares of Common Stock, including the shares of Common Stock to be authorized by the proposed amendment to the Certificate. The full text of the proposed amendment to the Certificate is set forth in Appendix A to this Proxy Statement.

The purpose of the proposed amendment to the Certificate is to ensure that D.R. Horton has adequate authorized shares of Common Stock available from time to time if needed for such corporate purposes as may be deemed appropriate by the Board of Directors. These corporate purposes might include stock splits, stock dividends, public or private stock offerings, acquisitions and other corporate purposes. Although we have no specific plans or commitments for the issuance of the additional shares of Common Stock for which authorization is solicited, the Board of Directors believes that it would be desirable for the D.R. Horton stockholders to authorize such additional shares at this time so that we may meet possible future requirements without delay.

If the proposed amendment to the Certificate is adopted, the additional authorized shares of Common Stock could be issued at the discretion of the Board of Directors for any corporate purpose without further action by D.R. Horton stockholders, except as required by applicable laws or regulations, or the rules of the New York Stock Exchange. While in certain instances an issuance of additional shares could have the effect of rendering a hostile attempt to acquire D.R. Horton more difficult, the Board of Directors is not aware of any circumstance potentially having such an anti-takeover effect.

Approval of the proposed amendment to the Certificate requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. The amendment to the Certificate will become effective on the date the amendment is filed with the Secretary of State of the State of Delaware. It is anticipated that the appropriate filing to effect the share increase will be made as soon as practicable following approval of this proposal.

THE BOARD OF DIRECTORS HAS APPROVED PROPOSAL TWO TO AMEND THE D.R. HORTON CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200 MILLION TO 400 MILLION AND RECOMMENDS VOTING “FOR” ADOPTION OF PROPOSAL TWO.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the Common Stock of D.R. Horton as of November 30, 2002 by (1) all D.R. Horton directors and director nominees, (2) all D.R. Horton executive officers named in the Summary Compensation Table under “EXECUTIVE COMPENSATION” and (3) all D.R. Horton directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Donald R. Horton	13,434,599	(3)	9.17%
Bradley S. Anderson	10,288		*
Richard Beckwitt	266,338		*
Stacey H. Dwyer	42,466		*
Samuel R. Fuller	37,282		*
Richard I. Galland	12,549		*
Richard L. Horton	519,611		*
Terrill J. Horton	6,037,598	(4)	4.12%
Francine I. Neff	8,132		*
James K. Schuler	5,641,783	(5)	3.85%
Scott J. Stone	3,787		*
Donald J. Tomnitz	407,103	(6)	*
All directors and named executive~officers as a group (12 persons)	26,421,536	(7)	17.94%

*	Less than 1%

(1)
Beneficial ownership includes the following shares which the executive officers and directors could acquire by exercising stock options on, or within 60 days after, November 30, 2002: Mr. Anderson— 4,751, Mr. Beckwitt— 266,338, Ms. Dwyer— 40,261, Mr. Fuller— 29,027, Mr. Galland— 9,075, Ms. Neff— 1,815, Mr. Schuler— 12,147 and Mr. Tomnitz— 393,794. These shares represent an aggregate of 757,208 option shares.

(2)	The percentages are calculated based on the outstanding shares of [146,494,189] plus, for each person separately, and as a group, the number of such person’s options set forth in footnote 1 above.

(3)
These shares do not include an aggregate of 868,548 shares owned by Mr. Horton’s adult children. Mr. Horton disclaims any beneficial interest in these shares. Mr. Horton’s address is D.R. Horton, Inc., 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006.

(4)
These shares include 1,064,219 shares owned by Terrill J. Horton and an aggregate of 4,973,379 shares, consisting of 749,992 shares owned by the Donald Ray Horton Trust, 684,003 shares owned by the Martha Elizabeth Horton Trust, and 1,769,692 shares owned by each of the Donald Ryan Horton Trust and the Douglas Reagan Horton Trust. Terrill J. Horton serves as the sole trustee for each of the foregoing trusts. The trusts were established by Donald R. Horton and his spouse for the benefit of their descendants.

(5)	These shares include 270,000 shares which are subject to three stock options granted by Mr. Schuler to three of his adult children to purchase 90,000 shares each of his Common Stock.

(6)	These shares do not include 10,284 shares owned by an IRA for the benefit of Mr. Tomnitz’s spouse. Mr. Tomnitz disclaims any beneficial interest in these shares.

(7)	These shares are 18.03% of the total shares outstanding without including the option shares referred to in footnote 1 above in the calculation.

Certain Other Beneficial Owners

Based on filings made under the Exchange Act as of November 30, 2002, the only other known beneficial owners of more than 5% of D.R. Horton Common Stock were as follows:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
FMR Corp	17,289,975	(1)	11.80%
82 Devonshire Street Boston, Massachusetts 02109

Neuberger Berman, LLC	9,606,570	(2)	6.56%
Neuberger Berman, Inc. 605 Third Avenue New York, New York 10158-3689

(1)
Based solely upon information contained in the Schedule 13G of FMR Corp., filed with the Securities and Exchange Commission (the “SEC”) with respect to the Common Stock owned as of February 14, 2002, adjusted for a 3 for 2 stock split effected in April 2002. According to this Schedule 13G, 262,200 of these shares, adjusted for a 3 for 2 stock split paid in April 2002, are owned with sole power to vote or direct the vote, and all of these shares are owned with sole power to dispose of the shares.

(2)
Based solely upon information contained in the Schedule 13G of Neuberger Berman, LLC, filed with the SEC with respect to the Common Stock owned as of May 1, 2002. According to the Schedule 13G, 890,900 of these shares are owned with shared power to vote or direct the vote, 5,267,434 are owned with sole power to vote or direct the vote, and all of these shares are owned with shared power to dispose of the shares.

[Remainder of page intentionally blank]

EXECUTIVE COMPENSATION

The following tables show, with respect to the Chief Executive Officer and the other executive officers of D.R. Horton, all plan and non-plan compensation awarded, earned or paid for all services rendered in all capacities to D.R. Horton during the periods indicated.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compen- sation(1)	Restricted Stock Awards	Shares Underlying Options/ SARs
							LTIP Payouts	All Other Compensation
Donald R. Horton	2002	$400,000	$3,266,194	$—	—	100,000	—	$58,437	(2)
Chairman of the Board	2001	400,000	2,000,000	—	—	—	—	53,248	(3)
and Director	2000	320,000	850,367	2,030	—	—	—	44,907	(4)
Donald J. Tomnitz	2002	$300,000	$3,266,194	$—	—	70,000	—	$45,172	(2)
Vice Chairman of the Board,	2001	300,000	2,000,000	—	—	83,250	—	41,391	(3)
President, CEO and Director	2000	250,000	680,292	1,428	—	—	—	35,860	(4)
Samuel R. Fuller	2002	$170,000	$230,000	$—	—	40,000	—	$26,916	(2)
Executive Vice President,	2001	170,000	200,000	—	—	33,300	—	24,842	(3)
CFO, Treasurer and Director	2000	159,583	141,000	385	—	—	—	24,733	(4)
Stacey H. Dwyer	2002	$114,000	$86,000	$—	—	40,000	—	$17,104	(2)
Executive Vice President	2001	114,000	50,000	—	—	33,300	—	15,870	(3)
	2000	102,000	10,000	—	—	—	—	3,360	(4)

(1)	Reimbursement of payroll taxes on credits to the D.R. Horton, Inc. Supplemental Executive Retirement Plan No. 2 (“SERP 2”) in prior fiscal years.

(2)
These amounts represent (a) credits made by D.R. Horton of $40,000, $30,000, $17,000 and $11,400 to the respective accounts of Messrs. Horton, Tomnitz, Fuller and Ms. Dwyer under SERP 2, (b) the above-market portion of earnings of $11,237, $7,972, $2,716, and $434 to the respective accounts of Messrs. Horton, Tomnitz and Fuller and Ms. Dwyer under SERP 2, (c) matching contributions by D.R. Horton of $6,000 to the accounts of each of Messrs. Horton, Tomnitz and Fuller and $5,270 to the account of Ms. Dwyer under the D.R. Horton, Inc. Profit Sharing Plus Plan (the “401(k) Plan”), and (d) the individual participant’s portion of group health plan premiums of $1,200 paid by D.R. Horton for the benefit of each of Messrs. Horton, Tomnitz and Fuller.

(3)
These amounts represent (a) credits made by D.R. Horton of $40,000, $30,000, $17,000 and $11,400 to the respective accounts of Messrs. Horton, Tomnitz, Fuller and Ms. Dwyer under SERP 2, (b) the above-market portion of earnings of $7,241, $5,091 and $1,542 to the respective accounts of Messrs. Horton, Tomnitz and Fuller under SERP 2, (c) matching contributions by D.R. Horton of $5,100 to the accounts of each of Messrs. Tomnitz and Fuller and $4,807 and $4,470 to the respective accounts of Mr. Horton and Ms. Dwyer under the D.R. Horton, Inc. 401(k) Plan, and (d) the individual participant’s portion of group health plan premiums of $1,200 paid by D.R. Horton for the benefit of each of Messrs. Horton, Tomnitz and Fuller.

(4)
These amounts represent (a) credits made by D.R. Horton of $32,000, $25,000 and $17,000 to the respective accounts of Messrs. Horton, Tomnitz and Fuller under SERP 2, (b) the above-market portion of earnings of $6,607, $4,560 and $1,070 to the respective accounts of Messrs. Horton, Tomnitz and Fuller under SERP 2, (c) matching contributions by D.R. Horton of $5,100 to the accounts of each of Messrs. Horton and Tomnitz and $6,063 and $3,360 to the respective accounts of Mr. Fuller and Ms. Dwyer under the D.R. Horton, Inc. 401(k) Plan, and (d) ) the individual participant’s portion of group health plan premiums of $1,200 paid by D.R. Horton for the benefit of each of Messrs. Horton and Tomnitz and $600 for Mr. Fuller.

Option/SAR Grants in Last Fiscal Year

	Shares Underlying Options/SAR Granted		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Executives Receiving Grants						5% (Stock Price $35.67279)	10% (Stock Price $56.80296)
Donald R. Horton	100,000	(2)	2.84%	$21.90	07/18/12	$1,377,279	$3,490,296
Donald J. Tomnitz	70,000	(2)	1.98%	$21.90	07/18/12	$964,095	$2,443,207
Samuel R. Fuller	40,000	(3)	1.13%	$21.90	07/18/12	$550,912	$1,396,118
Stacey H. Dwyer	40,000	(3)	1.13%	$21.90	07/18/12	$550,912	$1,396,118

(1)
These dollar amounts are not intended to forecast future appreciation of the Common Stock price. Executives will not benefit unless the Common Stock price increases above the stock option exercise price. Any gain to the executives resulting from Common Stock price appreciation would benefit all holders of Common Stock. The additional value realized by all holders of Common Stock as a group based on these assumed appreciation levels is as follows:

	Additional Value
Appreciation Level	Per Share	Total
5%	$13.77279	[$	2,017,633,701	]
10%	$34.90296	[$	5,113,080,819	]

(2)
These shares are covered by nonqualified stock options, granted under the Stock Incentive Plan. The options become exercisable with respect to 20% of such shares on each of the first five anniversaries of July 18, 2002.

(3)
These shares are covered by nonqualified stock options, granted under the Stock Incentive Plan. The options become exercisable with respect to 10% of such shares on each of the first nine anniversaries of July 18, 2002, and with respect to the last 10% of these shares, on April 18, 2012.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year-End(1)	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Donald R. Horton	0	$0	0 /100,000	$0 / 0
Donald J. Tomnitz	0	$0	359,831 / 388,322	$4,353,743 / 3,222,853
Samuel R. Fuller	0	$0	24,417 / 101,156	$232,425 / 559,572
Stacey H. Dwyer	0	$0	34,744 / 101,154	$386,239 / 574,730

(1)
These shares are covered by non-qualified stock options granted under the Stock Incentive Plan. The amounts are adjusted pursuant to the antidilution provisions of the Stock Incentive Plan to reflect the effects of various stock dividends. Options vest as set forth under footnote 2 to the immediate preceding table for Mr. Horton and as to the two most recent options for Mr. Tomnitz, and as set forth under footnote 3 to the immediate preceding table for Mr. Fuller, Ms. Dwyer and earlier options for Mr. Tomnitz. However, each option becomes fully exercisable upon a change of control of D.R. Horton, or upon the death or disability of the optionee.

Compensation of Directors

D.R. Horton paid directors’ fees only to directors who were not receiving compensation from D.R. Horton for services other than as a director. D.R. Horton paid each of these directors a fee of $6,250 per Board meeting attended in person or by telephone, but not to exceed $25,000 per year. As a result of this director fee policy, Bradley S. Anderson, Richard I. Galland, Richard L. Horton, Terrill J. Horton and Francine I. Neff each received a total of $25,000 in directors’ fees in the past fiscal year.

In addition to these directors’ fees, beginning in April 2002, members of the Audit Committee and the Compensation Committee received an additional annual fee of $2,500 per committee, paid quarterly, for serving on each of the Audit Committee and the Compensation Committee. Accordingly, Richard I. Galland, Francine I. Neff and Bradley S. Anderson each received committee fees of $1,250 for serving on the Audit Committee and $1,250 for serving on the Compensation Committee during the last two quarters of the 2002 fiscal year. Directors coming to meetings from outside the Dallas-Fort Worth area received reimbursement for expenses incurred to attend Board and committee meetings.

No director of D.R. Horton who receives compensation from D.R. Horton for services other than as a director received any additional compensation for serving as a director of D.R. Horton. However, D.R. Horton paid the participant’s portion of premiums pursuant to D.R. Horton’s major medical plan for nine directors of D.R. Horton. The amount of such premiums paid by D.R. Horton during fiscal year 2002 was a total of $12,033 consisting of $100 per month for each of the directors receiving this benefit, except that Mr. Schuler’s premium was $405 per month as he is covered under a different plan for employees based in Hawaii.

Transactions with Management

Directors’ and Officers’ Indemnification and Insurance.    D.R. Horton has agreed to indemnify each of its directors and executive officers to provide them with the maximum indemnification allowed under its Certificate of Incorporation and applicable law with respect to their positions as officers or directors of D.R. Horton and its subsidiaries.

The merger agreement between D.R. Horton and Schuler Homes requires D.R. Horton to keep in effect, for at least six years, directors’ and officers’ liability insurance policies (through the continuation or endorsement of Schuler Homes’ existing policy or the purchase of a “tail-end” rider permitted by such policy) having the same coverage and containing terms and conditions no less advantageous to the persons covered by the policies in effect immediately prior to the closing of the merger. D.R. Horton will not, however, be required to pay more than 200% of the annual premium paid relating to the year in which the merger agreement was executed. If D.R. Horton is not able to maintain the required insurance for that amount, it is required to purchase as much coverage as it can obtain for that amount.

In addition to the requirement to keep directors’ and officers’ insurance in place as described above, D.R. Horton agreed after the effective time of the merger to indemnify, to the fullest extent permitted under applicable law and its Certificate of Incorporation and Bylaws, each then present and former director and officer of Schuler Homes against claims, costs or expenses arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as officers or directors of Schuler Homes. For claims against such officers and directors of Schuler Homes, D.R. Horton’s indemnity obligation may not exceed the extent of Schuler Homes’ indemnity obligation to the officers and directors under its certificate of incorporation and bylaws.

Mr. Schuler was a director and officer of Schuler Homes and as a result is covered by this directors’ and officers’ insurance policy maintained by D.R. Horton and the indemnification of the Schuler Homes former officers and directors.

On the effective date of the merger between D.R. Horton and Continental Homes Holding Corp., Bradley S. Anderson, a former director of Continental, was elected a director of D.R. Horton. In connection with the merger, D.R. Horton agreed to indemnify Mr. Anderson, along with the other former Continental directors, and continue directors’ and officers’ liability insurance in connection with their prior service as directors or executive officers of Continental.

Employment Agreement.    As a result of the merger of D.R. Horton and Schuler Homes, D.R. Horton entered into an employment agreement with James K. Schuler. Mr. Schuler’s agreement has a term ending on March 31, 2005. Mr. Schuler became a director and Senior Vice President of D.R. Horton and a Region President. Mr. Schuler’s annual base salary is $300,000. For Schuler Homes’ fiscal year ended on March 31, 2002, Mr. Schuler was entitled to a bonus of 1% of the earnings before taxes attributable to the operations of Schuler Homes as historically conducted consistent with past practice immediately prior to the effectiveness of the merger. For the periods commencing on April 1, 2002 and ending on March 31, 2003, and for each 12-month period thereafter, provided Mr. Schuler is employed during those periods, Mr. Schuler is entitled to a bonus of .75% of the pre-tax income for each 12-month period attributable to our Schuler Homes region. Mr. Schuler is also eligible to participate in benefit plans and programs, other than incentive bonus plans, generally available to similarly situated officers of D.R. Horton. Either Mr. Schuler or D.R. Horton may terminate Mr. Schuler’s employment for any reason after the first anniversary of the effective date of the merger. In connection with the merger, Mr. Schuler has agreed not to compete with D.R. Horton for one year after the effective date of the merger. Mr. Schuler has also agreed that, so long as he remains a director of D.R. Horton, he will continue to hold, individually or through a trust of his designation, at least 25% of the D.R. Horton Common Stock that he and his affiliates received in connection with the merger.

Advisory Arrangements.    In March 2000, Mr. Beckwitt, a director, resigned as President of D.R. Horton in connection with the formation of Encore Venture Partners II (Texas), L.P. (“Encore”), a D.R. Horton affiliate which, together with other D.R. Horton affiliates, invested in technology startup and emerging growth companies. Mr. Beckwitt beneficially owns EVP Capital, L.P. (“EVP”), which was a general partner of Encore. During the term of EVP’s interest in Encore, Mr. Beckwitt also advised and assisted D.R. Horton in its homebuilder acquisitions. EVP’s interest in Encore terminated as of June 30, 2001. After the termination, through advisory arrangements with D.R. Horton, Mr. Beckwitt continued to monitor Encore and affiliate investments, which had a book value of $4.9 million at the end of D.R. Horton’s 2002 fiscal year, and to advise and assist D.R. Horton in its homebuilder acquisitions, which during D.R. Horton’s 2002 fiscal year had a transaction value of approximately $1.7 billion. Under these arrangements, Mr. Beckwitt was also active in the process of integrating the acquired homebuilding operations. For Mr. Beckwitt’s advice and assistance during fiscal 2002, D.R. Horton paid EVP approximately $1.5 million for the first three quarters and agreed to pay EVP $500,000 for the fourth quarter, payable in quarterly installments during fiscal 2003. D.R. Horton also reimbursed Mr. Beckwitt’s expenses. The advisory arrangements terminated as of September 30, 2002.

Mr. Beckwitt holds options to purchase 891,699 shares of D.R. Horton Common Stock, which were issued from 1993 to 1998 and have exercise prices ranging from $3.303853 to $12.156653. Of these, options for 266,338 shares are currently exercisable or exercisable within 60 days following November 30, 2002.

Compensation Committee Interlocks and Insider Participation

During the 2002 fiscal year, D.R. Horton’s Compensation Committee was composed of Mr. Richard I. Galland, Ms. Francine I. Neff and Mr. Bradley S. Anderson. At the beginning of the 2002 fiscal year, the Compensation Committee set the base salaries and performance-based bonus goals of Messrs. Donald Horton and Tomnitz. The Executive Committee, with Mr. Fuller abstaining, established bonuses and salaries for Mr. Fuller and Ms. Dwyer.

Committee Report on Executive Compensation

General.    D.R. Horton has undertaken to formulate a fair and competitive compensation policy for executive officers that will attract, motivate and retain highly experienced, qualified and productive personnel, reward superior performance and provide incentives that are based on performance of the Company, particularly with regard to pre-tax income and the market value of our Common Stock. D.R. Horton also has attempted to develop an executive compensation policy that will serve to align the interests of D.R. Horton, its executive officers and its stockholders. The primary components of executive compensation consist of:

•	Base salaries.

•	Cash bonus payments.

•	Deferred compensation plans.

•	Stock options.

Through its current executive compensation policy, a substantial portion of the compensation an executive officer has the opportunity to earn consists of bonus and stock option incentives.

Base Salaries.    Base salaries for D.R. Horton’s executive officers for the 2002 fiscal year were based on each executive officer’s experience level, level of responsibility, contributions made and potential for significant contributions to D.R. Horton’s success and stockholder value, and D.R. Horton’s historical levels of base compensation for executive officers. No quantitative relative weights were assigned to any of these factors.

Bonus Payments.    The 2002 compensation for executive officers provided each of D.R. Horton’s executive officers the opportunity to earn substantial bonuses in addition to his or her 2002 annual base salary. See “Summary Compensation Table” above.

Pursuant to the D.R. Horton, Inc. 2000 Incentive Bonus Plan, Messrs. Donald Horton and Tomnitz each received incentive bonus payments based upon performance goals with regard to quarterly consolidated pre-tax income of D.R. Horton. These goals are set by the Compensation Committee and approved by the Board of Directors at the beginning of each fiscal year. Based on D.R. Horton’s strong performance, Messrs. Donald Horton and Tomnitz each received $3,266,194 under the plan for fiscal year 2002. The 2002 fiscal year bonus payments were approved by the Compensation Committee and ratified by the Board of Directors.

The Executive Committee, with Mr. Fuller not participating, awarded discretionary bonuses to Mr. Fuller and Ms. Dwyer. See the “Summary Compensation Table” above. In determining the discretionary bonuses awarded to Mr. Fuller and Ms. Dwyer, the Executive Committee, with Mr. Fuller not participating, reviewed the following factors:

•	The financial and operating performance of D.R. Horton as compared to fiscal 2001.

•	The financial and operating performance of D.R. Horton as compared to D.R. Horton’s business plan.

•	Other actions and activities by each executive officer to maximize shareholder value.

No quantitative relative weights were assigned to any of the factors.

SERP 1 and Deferred Compensation Plan.    In 1993, D.R. Horton established the D.R. Horton, Inc. Supplemental Executive Retirement Plan No. 1 (“SERP 1”), an unfunded deferred compensation plan for a select group of management or other highly compensated employees. SERP 1 permitted participants voluntarily to defer receipt of compensation received from D.R. Horton. Amounts deferred under SERP 1 were invested on behalf of participants in investment vehicles selected from time to time by the administrator of SERP 1. On February 21, 2002, Schuler Homes, Inc. merged with D.R. Horton. Prior to the merger, in July 2000, Schuler Homes established the Shuler Homes, Inc. Deferred Compensation Plan (the “Schuler Plan”) for its directors and key employees. The Schuler Plan was also an unfunded deferred compensation plan maintained primarily for the purpose of providing deferred compensation to its management and other highly compensated employees. As a result of the Schuler Homes merger and for administrative efficiency, D.R. Horton established the D.R. Horton Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of June 15, 2002. The Deferred Compensation Plan is the successor to and supercedes SERP 1 and the Schuler Plan. The Deferred Compensation Plan is also an unfunded deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan permits participants voluntarily to defer receipt of compensation from D.R. Horton. Amounts deferred are invested on behalf of the participant in investment vehicles selected from time to time by the administrators of the Deferred Compensation Plan. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    The Supplemental Executive Retirement Plan 2 (“SERP 2”) was adopted by D.R. Horton in 1994 to permit eligible participants, which include the four named executive officers, the regional vice presidents, most division presidents and other selected employees, to defer income and establish a source of funds payable upon retirement, death or disability. The individual agreements under SERP 2 for Messrs. Horton and Tomnitz were adopted and approved by the Compensation Committee and ratified by the Board of Directors. Pursuant to SERP 2, D.R. Horton has established a liability to each participant equal to 10% of the participant’s base salary. Earnings on this liability accrue at a rate established from time to time by the administrators of SERP 2.

Chief Executive Officer 2002 Compensation.    Donald J. Tomnitz’s compensation for D.R. Horton’s 2002 fiscal year consisted of an annual base salary, bonuses and participation in the Stock Incentive Plan, SERP 1, SERP 2 and the Deferred Compensation Plan. This compensation was set on the basis of D.R. Horton’s executive compensation policy and the factors described above.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and the other executive officers as of the end of any fiscal year who are disclosed in the Summary Compensation Table in this Proxy Statement. However, the statute exempts qualifying performance-based compensation if certain requirements are met. Early in fiscal year 2000, the Compensation Committee adopted, and the stockholders approved, the Incentive Bonus Plan. D.R. Horton generally intends for awards to its executive officers under the bonus plan to qualify for the performance-based compensation exemption under section 162(m).

While D.R. Horton generally structures its compensation plans to comply with the exemption requirements of section 162(m), corporate objectives may not always be consistent with the requirements for full deductibility. Accordingly, the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation to D.R. Horton’s executive officers in the future as they deem appropriate. During fiscal year 2002, $1,266,194 of the bonuses of each of Donald Horton and Donald Tomnitz did not qualify as performance-based compensation under section 162(m) because these amounts were awarded by the Compensation Committee in excess of the limits of the Incentive Bonus Plan. As a consequence, an aggregate of approximately $1 million of the total amount of these bonuses was not deductible.

Stock Option Grants.    Grants of stock options under the Stock Incentive Plan were administered by the Compensation Committee. D.R. Horton believes that stock options provide an important long-term incentive to executive officers and align the interests of D.R. Horton, its executive officers and its stockholders by creating a direct link between executive compensation and long-term performance of D.R. Horton. The stock options granted to executive officers in the 2002 fiscal year have an exercise price of not less than the fair market value of D.R. Horton Common Stock on the date of grant and a vesting schedule that generally extends over 9.75 years, except that option grants to Mr. Tomnitz and Mr. Horton vest over a five year schedule. All other terms of stock option grants are established by the Compensation Committee, subject to the limitations of the Stock Incentive Plan.

One stock option grant was made to each of the four named executive officers in fiscal year 2002. See “Option/ SAR Grants in Last Fiscal Year” table above. In determining the number of shares of D.R. Horton Common Stock covered by and the vesting schedule of each stock option grant to executive officers, the Compensation Committee made a subjective evaluation of:

•	Recommendations of the Chairman of the Board, with the Chairman not making a recommendation with respect to the option grant on his behalf.

•	Contributions the executive officer made and is anticipated to make to the success of D.R. Horton.

•	Level of experience and responsibility of the executive officer.

•	Number of stock options that previously had been granted to the executive officer pursuant to the Stock Incentive Plan.

•	Number of stock options granted to other participants in the Stock Incentive Plan.

No quantitative relative weights were assigned to any of these factors.

EXECUTIVE COMMITTEE:	COMPENSATION COMMITTEE:

Donald R. Horton, Chair	Richard I. Galland, Chair

Donald J. Tomnitz	Francine I. Neff

Samuel R. Fuller	Bradley S. Anderson

Stock Performance

The following graph illustrates the cumulative total stockholder return on D.R. Horton’s Common Stock for the last five fiscal years through September 30, 2002 assuming a hypothetical investment of $100 and a reinvestment of all dividends paid on such an investment, compared to the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Homebuilding-500 Index.

The Compensation Committee report above, and the graph and the related disclosure contained in this section of this Proxy Statement, will not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by D.R. Horton under the Securities Act of 1933 or the Exchange Act, except to the extent that D.R. Horton specifically incorporates the report or graph by reference. The graph and related disclosure are presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. The graph and related disclosure in no way reflect D.R. Horton’s forecast of future financial performance.

ANNUAL RETURN PERCENTAGE

	Years Ending
Company / Index	Sep98	Sep99	Sep00	Sep01	Sep02
D R HORTON INC	2.07	-18.56	46.43	35.90	35.11
S&P 500 INDEX	9.05	27.80	13.28	-26.62	-20.49
S&P 500 HOMEBUILDING	12.05	-16.04	25.91	1.76	45.84

INDEXED RETURNS

	Base Period Sep97	Years Ending

Company / Index		Sep98	Sep99	Sep00	Sep01	Sep02
D R HORTON INC	100	102.07	83.12	121.72	165.42	223.50
S&P 500 INDEX	100	109.05	139.36	157.88	115.85	92.12
S&P 500 HOMEBUILDING	100	112.05	94.08	118.46	120.55	175.80

MEETINGS AND COMMITTEES OF THE BOARD

During fiscal year 2002, the Board of Directors of D.R. Horton held six meetings and acted four times by written consent. Each director attended 100% percent of the Board meetings and 100% of the committees on which he or she served during fiscal year 2002. The Board of Directors of D.R. Horton has appointed three standing committees: an Executive Committee, a Compensation Committee and an Audit Committee. There is no standing nominating committee at this time.

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton, which by law may be delegated to it by the Board of Directors. The Executive Committee acted forty-four times by written consent during fiscal year 2002. The Executive Committee is composed of Messrs. Donald Horton, Tomnitz and Fuller.

The Compensation Committee is empowered to:

•	Recommend to the Board the compensation to be paid to the executive officers of D.R. Horton and its subsidiaries and other affiliates.

•	Investigate and recommend to the Board employee benefit plans deemed appropriate for the employees of D.R. Horton and its subsidiaries and other affiliates.

•	Supervise the administration of employee benefit plans adopted by D.R. Horton and its subsidiaries and other affiliates (including the Stock Incentive Plan and the Incentive Bonus Plan).

•	Perform such other functions and undertake such investigations as the Board shall from time to time direct.

The Compensation Committee met twice and acted five times by written consent during fiscal year 2002. The Compensation Committee is composed of the independent directors, Ms. Neff and Messrs. Galland and Anderson.

Audit Committee Report

The Audit Committee of the Board of Directors is currently comprised of three of D.R. Horton’s directors, Mr. Galland, Ms. Neff and Mr. Anderson. Each member of the Audit Committee has been determined by the Board to be “independent” as defined under the New York Stock Exchange’s regulations.

The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board of Directors. According to the Audit Committee Charter, the Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of D.R. Horton’s financial reporting process and systems of internal controls regarding finance and accounting.

•	Monitor the independence and performance of D.R. Horton’s independent auditors.

•	Provide an avenue of communications among the independent auditors, management and the Board of Directors.

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2002. Further, the Audit Committee has discussed, with D.R. Horton’s independent auditor, the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the Independence Standards Board

Independence Standard No. 1, as amended, and has discussed the auditor’s independence with the auditor. After consideration, the Audit Committee has determined that the services related to the fees earned by the independent auditor under the heading “All Other Fees” below are compatible with the auditor’s independence.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements for fiscal year 2002 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002. Further, the Audit Committee recommended that the Board of Directors engage Ernst & Young LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2003. The Audit Committee met four times and acted once by written consent during fiscal year 2002.

AUDIT COMMITTEE:

Richard I. Galland, Chair

Francine I. Neff

Bradley S. Anderson

INDEPENDENT PUBLIC AUDITORS

Ernst & Young LLP served as D.R. Horton’s independent auditors for the fiscal year ended September 30, 2002, and has been engaged to continue to serve through the 2003 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the audit and other fees paid or accrued by D.R. Horton for the audit and other services provided by Ernst & Young LLP for fiscal year 2002.

Audit Fees		$356,921

All Other Fees:
Audit-related services(1)	$399,536
Non-audit services(2)	$1,107,573
Total All Other Fees		$1,507,109

TOTAL		$1,864,030

(1)	Related primarily to SEC filings and statutory employee benefit plan audits.

(2)	Related to tax compliance services rendered for Schuler entities subsequent to their acquisition by D.R. Horton.

Ernst & Young LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended September 30, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires D.R. Horton’s directors, certain of its officers, and persons who own more than 10 percent of a registered class of D.R. Horton’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish D.R. Horton with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, D.R. Horton believes that all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with during the year ended September 30, 2002, except that two Form 4s were not timely filed to report two sales of call options by Terrill J. Horton, and James K. Schuler’s Initial Statement of Beneficial Ownership of Securities on Form 3 was not timely filed.

STOCKHOLDERS’ PROPOSALS FOR 2004 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2004 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Exchange Act must deliver a copy of the proposal to D.R. Horton not later than August 16, 2003. In addition, the Bylaws of D.R. Horton provide that only stockholder proposals submitted in a timely manner to the Secretary of D.R. Horton may be acted upon at an annual meeting of stockholders. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of D.R. Horton not less than 30 calendar days prior to the date of the originally scheduled meeting. However, if less than 40 calendar days’ notice or prior public disclosure of the date of the scheduled meeting is given by D.R. Horton, notice by the stockholder to be timely must be so received not later than the close of business on the tenth calendar day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made.

OTHER MATTERS

Management knows of no other matters to be voted upon at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,
PAUL W. BUCHSCHACHER
Vice President and Assistant Secretary

Arlington, Texas
December [13,] 2002

Appendix A

Amendment to the D.R. Horton, Inc.
Amended and Restated Certificate of Incorporation, as amended

Article Fourth of D.R. Horton’s Amended and Restated Certificate of Incorporation, as amended, be amended to read in its entirety as follows (the “Amendment”):

“FOURTH:    The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares which the Corporation shall be authorized to issue is Four Hundred Thirty Million (430,000,000); the total number of shares of Preferred Stock shall be Thirty Million (30,000,000) and each such share shall have a par value of ten cents ($.10); and the total number of shares of Common Stock shall be Four Hundred Million (400,000,000) and each such share shall have a par value of one cent ($.01). Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).”

A-1

Attachment

D.R. HORTON, INC. 2003 PROXY

PROXY

D.R. HORTON, INC.
1901 Ascension Blvd., Suite 100, Arlington, Texas 76006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints Donald R. Horton, Donald J. Tomnitz and Samuel R. Fuller, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”), held of record by the undersigned at the close of business on December 5, 2002, at the Annual Meeting of Stockholders to be held on January 30, 2003, or any adjournment thereof.

PLEASE SIGN AND DATE ON REVERSE SIDE.

Please mark your votes as in this example.

	FOR all nominees listed at right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed at right.	Nominees:	Donald R. Horton
1. Election of Directors	☐	☐		Bradley S. Anderson Richard Beckwitt Samuel R. Fuller Richard I. Galland Richard L. Horton Terrill J. Horton Francine I. Neff James K. Schuler Scott J. Stone Donald J. Tomnitz

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
2.    Amendment to the D.R. Horton, Inc. Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock, $.01 par value, available for issuance, from 200 million to 400 million.
	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon other business properly brought before the meeting or any adjournment.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND A VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORZIED SHARES OF COMMON STOCK FROM 200 MILLION TO 400 MILLION. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Signature)	(Signature)	Dated:

Note: Please sign exactly as names appear herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.